Exhibit 10.22

July 30, 2004

Mr. Emmett J. Lescroart

280 Cherry Valley Rd.

Princeton N.J. 08540-7600

Re: Consulting Agreement

Dear Emmett:

The purpose of this letter is to set forth the terms and conditions by which you have agreed to serve as a consultant to Team, Inc. (“Team”) and those subsidiary corporations of Team, that engage in the business of rendering field heat treating services (the “Heat Treating Business”).

BACKGROUND

At the present time, the only Team subsidiary that is engaged in the Heat Treating Business is Thermal Solutions, Inc.; a company of which you were the Lead Director and a shareholder prior to its acquisition by Team. A new Team subsidiary by the name of TEAMCOOPERHEAT-MQS, INC., (herein, “Team-Cooperheat”) will purchase substantially all of the operating assets of Cooperheat-MQS, Inc., at a closing to be held on or about August 10, 2004. Team-Cooperheat will immediately thereafter commence to engage in the Heat Treating Business. The Team subsidiaries (the “Heat Treating Subsidiaries”) that thereafter engage in the Heat Treating Business will be classified for organizational purposes as the “Heat Treating Division”.

AGREEMENT

1. Engagement. You will throughout the term of your consulting engagement advise Team’s Chief Executive Officer, Team’s Chief Operating Officer and the officers of the Heat Treating Subsidiaries with respect to all aspects of managing and operating the Heat Treating Subsidiaries including but not limited to marketing, personnel, strategic planning, product and service development, quality control, and budgeting. In addition, you will be available at reasonable times to consult with and advise Team’s senior officers and directors with respect to the Heat Treating Subsidiaries.

2. Compensation-Expense Reimbursements. For the services that you will render pursuant to this consulting agreement you will be compensated and reimbursed as follows:

(a) Base Fee-Invoices. You will be paid nine hundred dollars ($900) for each day that you render consulting services pursuant to this consulting agreement. You will submit your invoices to Team for your Base Fees and for the expenses described in item 2(d) as promptly as practical after the close of each month. Your invoices will be processed by Team for payment promptly after receipt thereof.

(b) Discretionary Incentive Bonus. You will receive consideration for periodic performance bonuses based upon the quality of your performance as a consultant as determined in the sole and absolute discretion of the Heat Treating Subsidiaries and/or pursuant to the provisions of any formal or informal bonus plan that is hereafter adopted by the Heat Treating Subsidiaries

(c) Options to Acquire Team Stock. Senior Management will recommend to the Team Board of Directors (“Board”) that effective as of the date of the closing (“Closing”) of the purchase by Team-Cooperheat-MQS, Inc., of the assets of Cooper heat- MQS, Inc., that you be granted an option (“Option”) pursuant to Team’s 2004 Restricted Stock Option Plan (the “Option Plan”) to purchase 20,000 shares of Team common stock. The exercise price for the option will be the closing price of Team’s common stock as of the date of the Closing. The Option will be subject to the approval of the Board on or before the date of the Closing and the approval of the Option Plan by the Team Shareholders at the 2004 Team annual shareholders’ meeting next month. We are confident that both approvals will be forthcoming. The Option shall have a ten year term but will automatically sooner terminate (i) on the first annual anniversary date of your death or (ii) on the second annual anniversary date of the date that you are no longer either a director of Team or a consultant pursuant to the provisions of this consulting agreement or (iii) in the event that you breach any of your covenants to Team in any agreement with Team including, without limitation the Stock Purchase Agreement dated April 1, 2004 between Team and the former Shareholders of Thermal Solutions, Inc., and others. The Option will be evidenced by a separate Option Agreement that will be dated as of the date of the Closing. The Option will become twenty five percent (25%) vested as of each of the four annual anniversary dates of the Closing. That is to say, the Option may be exercised with respect to 5,000 shares as of the first annual anniversary date of the Closing and for an additional 5,000 shares on each of the three subsequent annual anniversary dates of the Closing subject to the early termination provisions referred to above. The Option will be nontransferable except in the event of your death.

(d) Expense Reimbursements. You will be reimbursed for all such travel and other direct expenses that you reasonably incur in carrying out your duties under this consulting agreement.

3. Devotion of Time. You will not be required to maintain office hours nor to work for any predetermined number of hours or days nor to work at any specific location. The amount of time that you expend pursuant to this consulting agreement shall be determined from time to time by mutual agreement between you and senior management of the Heat Treating Subsidiaries.

4. Independent Contractor-Responsibility for Tax. You acknowledge and understand that you will be acting hereunder as an independent contractor and not as an officer or employee of Team or the Heat Treating Subsidiaries. Taxes will not be withheld and you acknowledge that except as specifically provided in this consulting agreement, you are not entitled to participate in any Team benefit plans, deferred compensation plans, health, life or disability plans or any other fringe benefits that employees of Team and/or its subsidiaries may be eligible to receive. You further agree that you will be responsible for making all federal, state and local tax deposits relating to your compensation pursuant to this consulting agreement and that you will hold Team and its subsidiaries harmless from any and all tax liability related thereto.

5. Limitation on Authority. You acknowledge that you are not authorized to bind Team or the Heat Treating Subsidiaries to any obligations or to execute any agreements or other documents on their behalf.

6. Term. The term of this consulting agreement is “at will” meaning that either party hereto may terminate this agreement without cause at any time upon written notice to the other. For purposes of fees and expense reimbursements pursuant to Items 2(a) and (d) respectively, this consulting agreement commenced as of July 1, 2004 and for all other purposes it will commence as of the date of the Closing.

7. No Effect On Board Membership or Other Agreements. This consulting agreement has no bearing whatsoever on your nomination as a director of Team that shall be voted upon at the September 2004 Shareholders’ meeting or upon any of the other agreements between you and Team.

8. Applicable Laws. This Agreement shall be interpreted, construed and governed by the laws of the State of Texas.

Please indicate your agreement with the provisions of this consulting agreement by signing in the place indicated below.

Very truly yours,

Team, Inc.

By:	/S/ Philip J. Hawk

I agree to the terms and conditions set forth above on this the 30th day of July, 2004.

/S/ Emmett Lescroart